Exhibit 10.1

MODIFICATION AGREEMENT

This Modification Agreement (“Agreement”) is made as of June 20, 2017, by and among TRI POINTE GROUP, INC., a Delaware corporation (“Borrower”), each lender from time to time party to the Credit Agreement described below (individually, a “Lender” and collectively, the “Lenders”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, d/b/a HOUSING CAPITAL COMPANY, as Administrative Agent for the Lenders (in such capacity, “Administrative Agent”).
RECITALS
A.Under that certain Amended and Restated Credit Agreement dated as of July 7, 2015, by and among Lenders, Borrower and Administrative Agent (as amended, restated or otherwise modified, the “Credit Agreement”), Lenders agreed to make a revolving loan to Borrower (the “Loan”). Capitalized terms used herein without definition have the meanings ascribed to them in the Credit Agreement.
B.    The Loan is evidenced by certain notes dated as of July 7, 2015, certain notes dated as of April 28, 2016 and a note dated as of June 20, 2017, each made payable to a Lender in the aggregate original principal amount of Six Hundred Million and No/100 Dollars ($600,000,000.00) (collectively, the “Notes”).
C.    In connection with the Loan, TRI POINTE HOMES, INC., a Delaware corporation (“TRI Pointe Homes”), TRI POINTE HOLDINGS, INC., a Washington corporation (“TRI Pointe Holdings”), MARACAY 91, L.L.C., an Arizona limited liability company (“Maracay 91”), MARACAY HOMES, L.L.C., an Arizona limited liability company (“Maracay Homes”), PARDEE HOMES, a California corporation (“Pardee Homes”), PARDEE HOMES OF NEVADA, a Nevada corporation (“Pardee Nevada”), THE QUADRANT CORPORATION, a Washington corporation (“Quadrant”), TRENDMAKER HOMES, INC., a Texas corporation (“Trendmaker”), and WINCHESTER HOMES INC., a Delaware corporation (“Winchester,” and, together with TRI Pointe Homes, TRI Pointe Holdings, Maracay 91, Maracay Homes, Pardee Homes, Pardee Nevada, Quadrant and Trendmaker, the “Guarantors”), executed that certain Amended and Restated Guaranty Agreement dated as of July 7, 2015 in favor of Administrative Agent and the Lenders (as amended, restated or otherwise modified, the “Guaranty”), pursuant to which Guarantors guaranteed to Administrative Agent and Lenders the payment and performance of Borrower’s obligations under the Loan Documents.
D.    As of the date hereof, the outstanding principal balance of the Loan is $100,000,000.00, and Letters of Credit in the aggregate face amount of $7,828,609.16 have been issued by LC Issuer and remain outstanding.
E.    Pursuant to that certain Assignment and Assumption Agreement of even date herewith by and between Deutsche Bank AG New York Branch, as Assignor, and Regions Bank, an Alabama bank, as Assignee (the “Regions Bank Assignment”), Deutsche Bank AG New York Branch assigned $25,000,000 of its $50,000,000 Commitment to Regions Bank.

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F.    Borrower has requested, and Administrative Agent and Lenders have agreed, to extend the maturity of the Loan and make certain other changes to the Loan, all on the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including the mutual covenants herein contained, Administrative Agent, Lenders and Borrower hereby agree to the following terms and conditions:
1.Recitals. The recitals set forth above in the Recitals are true, accurate and correct.
2.    Reaffirmation of Loan. Borrower reaffirms all of its obligations under the Loan Documents, and Borrower acknowledges that it has no claims, offsets or defenses with respect to the payment of sums due under the Credit Agreement, the Notes or any other Loan Document.
3.    Aggregate Commitments; Termination of Deutsche Bank Commitment.
(a)    As of the date of this Agreement, the Aggregate Commitment is $600,000,000.00. Schedule 1 attached to the Credit Agreement is hereby amended and restated in its entirety by Schedule 1 attached hereto.
(b)    Deutsche Bank AG New York Branch’s remaining $25,000,000 Commitment (after giving effect to the Regions Bank Assignment) is hereby terminated.
(c)    Regions Bank, as Alabama bank, has acquired a Commitment in the amount specified with respect to such Lender on Schedule 1 attached hereto pursuant to the Regions Bank Assignment.
(d)    Each of U.S. Bank National Association d/b/a Housing Capital Company, Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., Citibank, N.A., Fifth Third Bank, Credit Suisse AG, Cayman Islands Branch, ZB, N.A. dba California Bank & Trust, successor by merger of California Bank & Trust, a California banking corporation, and Texas Capital Bank, N.A. is maintaining its current Commitment in the amount specified with respect to such Lender on Schedule 1 attached hereto.
4.    Modification of Loan Documents.
(a)    Definitions.
(i)    The definition of the term “Alternate Base Rate” set forth in Article I of the Credit Agreement is hereby amended and restated in its entirety as follows:
“‘Alternate Base Rate’ means, for any day, a rate of interest per annum equal to the one-month LIBOR rate quoted by Administrative Agent from Reuters Screen LIBOR01 Page or any successor thereto,

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which shall be that one-month LIBOR rate in effect and reset each Business Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (without duplication of amounts owing or payable under Article III), such rate rounded up to the nearest one-sixteenth percent; provided, however, if on any date for determining the one-month LIBOR rate, Administrative Agent shall determine (which determination shall be conclusive in the absence of manifest error) that (a) because of circumstances affecting the Money Markets, adequate and fair means do not exist for ascertaining the one-month LIBOR rate, or (b) it is unlawful to maintain any advance of the Loans at a rate based on the one-month LIBOR rate, Administrative Agent shall promptly give to Borrower telephonic notice (confirmed as soon as practicable in writing) of the nature and effect of such circumstances and/or illegality. After receipt of such notice and during the existence of such circumstances and/or illegality, the interest rate applicable to the outstanding principal balance shall be determined based upon an alternate index selected by Administrative Agent, in its sole discretion, reasonably comparable to that of one-month LIBOR, intended to generate a return substantially the same as that generated by the one-month LIBOR rate, and all references in the Loan Documents to the Alternate Base Rate shall be deemed to be references to such alternate rate while such rate is in effect. For the avoidance of doubt, if the Alternate Base Rate will be less than zero, the Alternate Base Rate will be deemed to be zero for purposes of this Agreement.”
(ii)    The definition of the term “Borrowing Base” set forth in Article I of the Credit Agreement is hereby amended and restated in its entirety as follows:
“‘Borrowing Base’ means, with respect to an Inventory Valuation Date for which it is to be determined, an amount equal to the sum (without duplication) of the following assets of the Borrower and each Guarantor (but only to the extent that such assets are Qualified Real Property Inventory, and are not subject to any Liens other than Permitted Liens):

(i)
one hundred percent (100%) of Unrestricted Cash in excess of (A) if Borrower is then in compliance with the Interest Coverage Test, $25,000,000.00, or (B) if Borrower is not then in compliance with the Interest Coverage Test, the Liquidity Cure Amount;

(ii)	the Book Value of Presold Units, multiplied by ninety percent (90%); plus

(iii)	the Book Value of Model Units, multiplied by eighty percent (80%); plus

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(iv)	the Book Value of Spec Units (other than such Spec Units, if any, as are excluded from the Borrowing Base pursuant to the provisions of Section 6.19(d)), multiplied by eighty percent (80%); plus

(v)	the Book Value of Finished Lots, multiplied by sixty-five percent (65%); plus

(vi)	the Book Value of Land Under Development, multiplied by sixty-five percent (65%); plus

(vii)	the Book Value of Entitled Land, multiplied by fifty percent (50%);
provided, however:

(a)	the Borrowing Base shall not include any amounts under clause (vii) to the extent the aggregate of such amounts exceeds 35% of the Borrowing Base;

(b)	the advance rate for Spec Units (other than Model Units) shall decrease to 25% for any Housing Unit that has been a Spec Unit for more than 360 days;

(c)
the advance rate for Model Units shall decrease to 0% for any Housing Unit that has been a Model Unit for more than 180 days following the sale of the last production Housing Unit in the applicable project relating to such Model Unit; and

(d)	the aggregate amount included in the Borrowing Base under clauses (v), (vi) and (vii) shall not exceed 55% of the total Borrowing Base.”
(iii)    The definition of the term “Defaulting Lender” set forth in Article I of the Credit Agreement is hereby amended and restated in its entirety as follows:
“‘Defaulting Lender’ means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent, the LC Issuers or any other Lender

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any other amount required to be paid by it hereunder (including in respect of its participation in Facility LCs) within two (2) Business Days after the date when due, (b) has notified the Borrower, the Administrative Agent or the LC Issuers in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (other than an Undisclosed Administration), including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, the LC Issuers and each Lender.”
(iv)    The definition of the term “Facility Termination Date” set forth in Article I of the Credit Agreement is hereby amended and restated in its entirety as follows:
“‘Facility Termination Date’ means May 18, 2021, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof, as the same may be extended

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from time to time pursuant to Section 2.23 with respect to the Commitments of Extending Lenders.”
(v)    The definition of the term “Federal Funds Effective Rate” set forth in Article I of the Credit Agreement is hereby amended and restated in its entirety as follows:
“‘Federal Funds Effective Rate’ means, for any day, an interest rate per annum equal to the greater of (a) zero percent (0%), and (b) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (Pacific time) on such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.”
(vi)    The definition of the term “Sanctioned Person” set forth in Article I of the Credit Agreement is hereby amended and restated in its entirety as follows:
“‘Sanctioned Person’ means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above, or controlled by any Person described in clause (c).”
(vii)    Article I of the Credit Agreement is hereby amended by adding the following new definitions in appropriate alphabetical order:
“‘Bail-In Action.’ The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
‘Bail-In Legislation.’ With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

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‘EEA Financial Institution.’ (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
‘EEA Member Country.’ Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
‘EEA Resolution Authority.’ Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.”
‘EU Bail-In Legislation Schedule.’ The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
‘Extended Commitment’ means any Commitment as to which the Facility Termination Date has been extended pursuant to Section 2.23.
‘Extended Revolving Loans’ means Revolving Loans made pursuant to the Extended Commitments.
‘Extending Lender’ means a Lender that agrees to extend the Facility Termination Date applicable to the Note held by such Lender in response to an Extension Request by Borrower pursuant to Section 2.23.
‘Extension’ has the meaning set forth in Section 2.23.
‘Extension Amendment’ means an amendment to this Agreement (which may, at the option of Administrative Agent and Borrower, be in the form of an amendment and restatement of this Agreement) among the Loan Parties, the Extending Lenders, Administrative Agent and, to the extent required by Section 2.23, LC Issuer implementing an Extension in accordance with Section 2.23.
‘Extension Offer’ has the meaning set forth in Section 2.23.
‘Extension Request’ means a written request from any Borrower to extend the Facility Termination Date for one year pursuant to Section 2.23.
‘Liquidity Cure Amount’ means, on any date of determination, the greater of (a) $25,000,000.00, and (b) the sum of (i) the trailing twelve

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month Consolidated Interest Incurred, plus (ii) the aggregate principal amount of Consolidated Indebtedness maturing in the next twelve months.
‘Non-Extended Commitment’ means any Commitment as to which the Facility Termination Date has not been extended pursuant to Section 2.23.
‘Non-Extended Revolving Loans’ means Revolving Loans made pursuant to the Non-Extended Commitments.
‘Non-Extending Lender’ means (a) a Lender that does not agree (or is deemed to not have agreed) to extend the Facility Termination Date applicable to the Note held by such Lender in response to an Extension Request by Borrower pursuant to Section 2.23, or (b) if no Extension Request is made by Borrower pursuant to Section 2.23, each Lender.
‘Non-Extending Lender Facility Termination Date’ means the Facility Termination Date applicable to the Note held by a Non-Extending Lender.
‘Write-Down and Conversion Powers’ means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.”
(b)    Commitment. Section 2.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“2.1    Commitment. From and including the date of this Agreement and prior to the Facility Termination Date (or, in the case of a Non-Extending Lender, the Non-Extending Lender Facility Termination Date), each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower in Dollars and participate in Facility LCs issued upon the request of the Borrower, provided that after giving effect to the making of each such Loan and the issuance of each such Facility LC, (i) the Dollar Amount of such Lender's Outstanding Credit Exposure shall not exceed its Commitment, and (ii) the aggregate amount of all Borrowing Base Debt shall not exceed the Borrowing Base determined as of the most recent Inventory Valuation Date. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow (a) Non-Extended Revolving Loans at any time prior to the Non-Extended Lender Facility Termination Date, and (b) Extended Revolving Loans at any time prior to the Facility Termination Date. Commitments of Non-Extending Lenders shall terminate on the Non-Extending Lender Facility Termination Date, and Commitments of Extending Lenders shall terminate on the Facility Termination Date. Each LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19. Each request for an Advance under this

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Agreement shall be submitted to Administrative Agent and signed by one of the authorized signatories of Borrower set forth on Schedule 2.1 hereto (or such other signatory identified in writing to Administrative Agent by Borrower).”
(c)    Required Payments. Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“2.2    Determination of Dollar Amounts; Required Payments; Termination. The Administrative Agent will determine the Dollar Amount of: (a) each Advance as of the date three (3) Business Days prior to the Borrowing Date or, if applicable, date of conversion/continuation of such Advance, and (b) all outstanding Advances on and as of the last Business Day of each quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders. Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a) and (b) is herein described as a “Computation Date” with respect to each Advance for which a Dollar Amount is determined on or as of such day. If at any time either (i) the Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment or (ii) the aggregate amount of all Borrowing Base Debt exceeds the Borrowing Base determined as of the most recent Inventory Valuation Date, then the Borrower shall within three (3) Business Days after notice from the Administrative Agent make a payment on the Loans or Cash Collateralize LC Obligations in an account with the Administrative Agent pursuant to Section 2.19(k) sufficient to eliminate such excess. The Outstanding Credit Exposure of each Non-Extending Lender and all other unpaid Obligations payable to each Non-Extending Lender under this Agreement and the other Loan Documents shall be paid in full by the Borrower on the Non-Extending Lender Facility Termination Date and, if any such Non-Extending Lender is an LC Issuer, all outstanding Facility LCs issued by such Non-Extending Lender shall be Cash Collateralized or replaced by Borrower and returned to such Non-Extending Lender on or before the Non-Extending Lender Facility Termination Date. The Outstanding Credit Exposure of each Extending Lender (other than LC Obligations that are Cash Collateralized in accordance with this Agreement) and all other unpaid Obligations under this Agreement and the other Loan Documents shall be paid in full by the Borrower on the Facility Termination Date.”
(d)    Interest Rates. Section 2.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“2.10    Interest Rates. Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Base Rate Advance pursuant to Section 2.9, to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect

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simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the Borrower's selections under Sections 2.8 and 2.9 and the Pricing Schedule. No Interest Period applicable to a Non-Extended Revolving Loan may end after the Non-Extending Lender Facility Termination Date, and no Interest Period applicable to an Extended Revolving Loan may end after the Facility Termination Date.”
(e)    Extension of Maturity. Section 2.23 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“2.23    Extension of Maturity.
(a)    Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the Facility Termination Date to the first anniversary of the then applicable Facility Termination Date. Such notice shall (i) set forth the principal amount of the Aggregate Commitment that will be subject to the Extension (which shall be in minimum increments of $25,000,000.00 and a minimum amount of $250,000,000.00), and (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) Business Day after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)). Each Lender shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender pursuant to procedures established by, or reasonably acceptable to, Administrative Agent and Borrower. If the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the principal amount of the Aggregate Commitment subject to the Extension Offer as set forth in the Extension notice, then the Commitments of the Lenders which have accepted such Extension Offer shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.
(b)    The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article V hereof and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date, (iii) to the extent

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that such Extension provides for the issuance or extension of Letters of Credit at any time during the extended period, LC Issuer shall have consented to the requested Extension, and (iv) the terms of such Extended Commitments shall comply with paragraph (c) of this Section.
(c)    The terms of each Extension shall be determined by Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Commitment shall be no earlier than the Non-Extending Lender Facility Termination Date, (ii) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Commitments prior to the Non-Extending Lender Facility Termination Date, (iii) the Extended Revolving Loans will rank pari passu in right of payment and with respect to security with the Non-Extended Revolving Loans and the borrower and guarantors of the Extended Commitments shall be the same as the Borrower and Guarantors with respect to the Non-Extended Revolving Loans, (iv) the interest rate margin and fees applicable to any Extended Commitment (and the Extended Revolving Loans thereunder) shall be determined by Borrower and the Extending Lenders, (v) borrowing and prepayment of Extended Revolving Loans, or reductions of Extended Commitments, and participation in Letters of Credit, shall be on a pro rata basis with the Non-Extended Revolving Loans or Non-Extended Commitments (other than upon the maturity of the Non-Extended Revolving Loans and Non-Extended Commitments) and (vi) the terms of the Extended Commitments shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).
(d)    In connection with any Extension, Borrower, Administrative Agent and each Extending Lender shall execute and deliver to Administrative Agent an Extension Amendment and such other documentation as Administrative Agent shall reasonably specify to evidence the Extension. Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Notwithstanding anything to the contrary set forth in Section 8.3, any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Commitments as a new tranche of Revolving Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of Administrative Agent and Borrower in connection with the establishment of such new tranche (including to preserve the pro rata treatment of the Extended Revolving Loans and the Non-Extended Revolving Loans and to provide for the reallocation of Extended Commitments upon the expiration or termination of Non-Extended Commitments), in each case on terms consistent with this section.
(f)    Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws. Section 5.22(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

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“(a)    The Borrower, its Subsidiaries and their respective directors and officers and to the knowledge of the Borrower, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees is a Sanctioned Person. No Loan or Facility LC, use of the proceeds of any Loan or Facility LC or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.”
(g)    Consolidated Tangible Net Worth Test. Section 6.19(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(a)    Consolidated Tangible Net Worth Test. The Borrower shall not permit Consolidated Tangible Net Worth (monitored and tested quarterly as of the last day of each fiscal quarter) to be less than (i) $1,100,000,000.00, plus (ii) 50% of the cumulative Consolidated Net Income for each fiscal quarter commencing after March 31, 2017 (excluding any quarter in which there is a loss but applying Consolidated Net Income thereafter first to such loss before determining 50% of such amount for purposes of this calculation), plus (iii) 50% of the aggregate proceeds received by the Borrower (net of reasonable fees and expenses) in connection with any public offering of stock or equity (for the avoidance of doubt, an offering of convertible notes shall not be deemed to be an offering of equity) in each fiscal quarter after March 31, 2017 (the “Consolidated Tangible Net Worth Test”).”
(h)    Interest Coverage Test. Section 6.19(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(c)    Interest Coverage Test. The Borrower shall not permit the Interest Coverage Ratio (monitored and tested quarterly as of the last day of each fiscal quarter) to be less than 1.50 to 1.0 (the “Interest Coverage Test”); however, if the Interest Coverage Test was not satisfied on the last day of any fiscal quarter, Borrower shall not be in default hereunder so long as Borrower shall maintain at all times during the period the Interest Coverage Test remains unsatisfied Unrestricted Cash of Borrower in an amount equal to not less than the Liquidity Cure Amount.”
(i)    Successor Administrative Agent. Section 10.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“10.12    Successor Administrative Agent. The Required Lenders may vote to remove Administrative Agent if (a) it is determined in a court or like proceeding that the Administrative Agent has committed gross negligence or willful misconduct in the commission of its obligations as Administrative Agent under this Agreement, or (b) Administrative Agent is a Non-Extending Lender; provided, that concurrent with such

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removal, the Required Lenders shall designate a Lender to act as the successor Administrative Agent. Additionally, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, thirty (30) days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within fifteen (15) days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.”
(j)    Setoff; Ratable Payments. Section 11.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“11.1    Setoff; Ratable Payments. Upon the occurrence of an Event of Default and the acceleration of maturity of the principal indebtedness pursuant to Article VIII, Borrower hereby specifically authorizes each Lender and each of their respective Affiliates in which Borrower maintains a deposit account (whether a general or special deposit account, other than trust accounts) or a certificate of deposit to setoff any Obligations owed to the Lenders against such deposit account or certificate of deposit without prior notice to Borrower (which notice is hereby waived) whether or not such deposit account or certificate of deposit has

NAI-1502709730v5	13

then matured. Nothing in this Section shall limit or restrict the exercise by a Lender or its Affiliates of any right to setoff or banker's lien under applicable law, subject to the approval of the Required Lenders (such consents not to be unreasonably withheld or delayed). If any Lender or any Affiliate of any Lender, whether by setoff, banker's lien or otherwise, has payment made to it upon such Lender’s Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4, 3.5 or, if such Lender is a Non-Extending Lender, as a result of the payment of principal to such Non-Extending Lender in connection with the termination of such Non-Extending Lender’s Commitment on the Non-Extending Lender Facility Termination Date) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to participate in and purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender or any Affiliate of any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for such Lender’s Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral or other protection ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. Borrower expressly consents to the foregoing arrangements and agrees that, to the extent permitted by applicable law, any Lender purchasing a portion of the Aggregate Outstanding Credit Exposure, and any Affiliate of such Lender, may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased. Notwithstanding anything in this Section 11.1 to the contrary, in the event that any Defaulting Lender or any Affiliate of a Defaulting Lender exercises any right of setoff, (i) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22(a)(ii) and, pending such payment, will be segregated by such Defaulting Bank (or such Defaulting Lender’s Affiliate, as the case may be) from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders entitled to such amounts pursuant to this Agreement and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it or its Affiliate exercised such right of setoff.”
(k)    Cancellation of Swing Line Loan Availability. Borrower shall not request, and Swing Line Lender shall have no obligation to make, Swing Line Loans. Section 2.4 of the Credit Agreement and all other provisions of the Loan Documents relating to Swing Line Loans (but only to the extent that such provisions of the Loan Documents specifically relate to Swing Line Loans) are of no further force or effect. For the avoidance of doubt, to the extent that any provision of the Loan Documents relates to Revolving Loans and Swing Line Loans, such provision shall remain in full force and effect with respect to Revolving Loans.
(l)    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. The following is hereby inserted into the Credit Agreement as a new Section 9.15:

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“9.15    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Amendment or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.”
(m)    Pricing Schedule. The Pricing Schedule attached to the Credit Agreement is hereby amended and restated in its entirety by the Pricing Schedule attached hereto.
5.    Conditions Precedent. Before this Agreement becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied at Borrower’s sole cost and expense in a manner acceptable to Administrative Agent in the exercise of Administrative Agent’s sole judgment:
(a)    Administrative Agent shall have received fully executed originals of this Agreement, including the Consent and Reaffirmation of Guaranty attached hereto executed by each Guarantor.
(b)    Administrative Agent shall have received the fully executed original fee letter of even date herewith executed by Borrower.

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(c)    Regions Bank shall have received an original promissory note substantially in the form of Exhibit F attached to the Credit Agreement, executed by Borrower payable to the order of such Lender in the maximum principal amount of such Lender’s Commitment.
(d)    Deutsche Bank AG New York Branch, Regions Bank, Borrower and Administrative Agent shall have executed and delivered the Regions Bank Assignment.
(e)    Each Lender shall have made available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to the reallocation of the Aggregate Commitment contemplated by this Agreement and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Pro Rata Share of such outstanding Revolving Loans.
(f)    Administrative Agent shall have received a Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) that there have been no changes in the Operating Agreement or other organizational document of such Loan Party since the date previously delivered to Administrative Agent, or otherwise as attached thereto, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of this Agreement (or, in the case of a Guarantor, the Consent and Reaffirmation of Guaranty attached hereto), (iv) the Good Standing Certificate (or analogous documentation if applicable) for such Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction and (v) and the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party.
(g)    Administrative Agent shall have received a Certificate of an Authorized Officer of Borrower certifying that the representations and warranties contained in the Loan Documents and this Agreement are true and correct in all material respects as of the effective date of this Agreement, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
(h)    All payments due and owing to Administrative Agent and Lenders under the Loan Documents have been paid current as of the effective date of this Agreement.
(i)    Administrative Agent shall have received reimbursement, in immediately available funds, of all costs and expenses incurred by Administrative Agent in connection with this Agreement, including, to the extent invoiced, legal fees and expenses of Administrative Agent’s counsel.
6.    Representations and Warranties. Borrower represents and warrants to Administrative Agent and Lenders as follows:

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(a)    Loan Documents. All representations and warranties made and given by Borrower in the Loan Documents are true and correct in all material respects as of the date of this Agreement, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
(b)    No Event of Default. No Event of Default has occurred and is continuing and no event has occurred and is continuing which, with notice or the passage of time or both, would be an Event of Default.
7.    Incorporation. This Agreement shall form a part of each Loan Document, and all references to a given Loan Document shall mean that document as hereby modified.
8.    Effect of this Agreement. The terms and conditions of the Credit Agreement and the other Loan Documents are modified only to the extent specifically set forth herein and on the condition that such modification shall not prejudice any other existing or future rights, remedies, benefits or powers belonging or accruing to Administrative Agent and Lenders under the terms of the Credit Agreement and the other Loan Documents, as hereby modified. Administrative Agent and Lenders reserve, without limitation, all rights which it has against any indemnitor, guarantor, or endorser of the Loan.
9.    No Impairment; Reaffirmation and Ratification. Except as set forth herein, the terms of the Notes, the Credit Agreement and the other Loan Documents shall remain in full force and effect and apply to this Agreement, and the Notes and the other Loan Documents are ratified and affirmed by the parties hereto.
10.    Successors and Assigns. The terms and conditions of this Agreement are binding upon Borrower and its representatives, successors, interests, and assigns, and shall survive the termination of this Agreement, the Notes and the other Loan Documents.
11.    Purpose and Effect of Lenders’ Approval. Administrative Agent’s and/or Lenders’ approval of any matter in connection with the Loan shall be for the sole purpose of protecting Administrative Agent’s and Lenders’ security and rights. Neither the execution and delivery of this Agreement by Administrative Agent and Lenders, nor any approval by any of them of any matter in connection with the Loan shall result in a waiver of any Default or Event of Default by Borrower or Guarantor. In no event shall Administrative Agent’s or Lenders’ approval be a representation of any kind with regard to the matter being approved.
12.    NO ORAL MODIFICATION. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. NOTWITHSTANDING ANY PRIOR PRACTICE TO THE CONTRARY AND FOR THE AVOIDANCE OF DOUBT, THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THERE MAY BE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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13.    Integration. The Loan Documents, including this Agreement, embody the entire agreement and understanding among the Borrower, the Administrative Agent, any LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the Fee Letters which shall survive and remain in full force and effect during the term of this Agreement. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including any of the other Loan Documents, the terms, conditions and provisions of this Agreement shall prevail.
14.    Miscellaneous. This Agreement may be executed in counterparts, and all counterparts shall constitute but one and the same document. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. This Agreement shall be construed in accordance with the internal laws (without regard to conflicts of law provisions) of the State of California, but giving effect to federal laws applicable to national banks.

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IN WITNESS WHEREOF, Borrower, Administrative Agent, LC Issuer and the Lenders have executed this Agreement as of the date first above written.

BORROWER: TRI POINTE GROUP, INC., a Delaware corporation By: /s/ Michael D. Grubbs Name: Michael D. Grubbs Title: Chief Financial Officer

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U.S. BANK NATIONAL ASSOCIATION,
a national banking association, d/b/a Housing Capital Company, as a Lender, an LC Issuer and Administrative Agent

By: /s/ Russ Wakeham
Name: Russ Wakeham
Title: Senior Vice President

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ZB, N.A. DBA CALIFORNIA BANK & TRUST, successor by merger of California Bank & Trust, a California banking corporation, as a Lender By: /s/ Mark Bucci Name: Mark Bucci Title: Vice President

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REGIONS BANK, an Alabama Bank, as a Lender By: /s/ Randall S. Reid Name: Randall S. Reid Title: Senior Vice President

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CITIBANK, N.A., as a Lender By: /s/ John van Brederode Name: John van Brederode Title: Vice President

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ Elena Bennett Name: Elena Bennett Title: Senior Vice President

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JPMORGAN CHASE BANK, N.A., as a Lender By: /s/ Jaime Gitler Name: Jaime Gitler Title: Vice President

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FIFTH THIRD BANK, as a Lender By: /s/ Talianna Carlson-Manne Name: Talianna Carlson-Manne Title: Senior Vice President

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CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender By: /s/ William O’Daly Name: William O’Daly Title: Authorized Signatory By: /s/ Karim Rahimtoola Name: Karim Rahimtoola Title: Authorized Signatory

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TEXAS CAPITAL BANK, N.A., as a Lender By: /s/ Carolynn Alexander Name: Carolynn Alexander Title: Senior Vice President

ACKNOWLEDGED AND AGREED
AS TO SECTION 3(b)

DEUTSCHE BANK AG, NEW YORK BRANCH, By: /s/ Anca Trifan Name: Anca Trifan Title: Managing Director By: /s/ Marcus Tarkington Name: Marcus Tarkington Title: Director

NAI-1502709730v5	ACKNOWLEDGMENT

PRICING SCHEDULE
The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the following table based on the Borrower's Leverage Ratio as reflected in the then most recent Financials:

Level	Leverage Ratio	Applicable Margin	Applicable Fee Rate
I	<30%	1.25%	0.20%
II	>30%, <40%	1.50%	0.25%
III	>40%, <50%	1.75%	0.30%
IV	>50%	2.00%	0.35%

Adjustments, if any, to the Applicable Margin or Applicable Fee Rate, to the extent determined on the basis of the Leverage Ratio, shall be effective from and after the first day of the first fiscal month immediately following the date on which the delivery of the Financials is required until the first day of the first fiscal month immediately following the next such date on which delivery of such Financials of the Borrower is so required. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table then in effect until five (5) days after such Financials are so delivered.
“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(a) or (b).

NAI-1502709730v5	Pricing Schedule

SCHEDULE 1
Commitments

Lender:	Commitment:	Pro Rata Share:

U.S. Bank National Association	$250,000,000	41.666666670%
Wells Fargo	$100,000,000	16.666666670%
JPMorgan Chase Bank	$50,000,000	8.333333333%
Citibank, N.A.	$50,000,000	8.333333333%
Fifth Third Bank	$45,000,000	7.500000000%
ZB, N.A. dba California Bank & Trust	$30,000,000	5.000000000%
Credit Suisse AG, Cayman Islands Branch	$25,000,000	4.166666667%
Texas Capital Bank, N.A,	$25,000,000	4.166666667%
Regions Bank	$25,000,000	4.166666667%

TOTAL COMMITMENTS	$600,000,000	100.000000000%

NAI-1502709730v5	Schedule 1

CONSENT AND REAFFIRMATION OF GUARANTY
TRI POINTE HOMES, INC., a Delaware corporation (“TRI Pointe Homes”), TRI POINTE HOLDINGS, INC., a Washington corporation (“TRI Pointe Holdings”), MARACAY 91, L.L.C., an Arizona limited liability company (“Maracay 91”), MARACAY HOMES, L.L.C., an Arizona limited liability company (“Maracay Homes”), PARDEE HOMES, a California corporation (“Pardee Homes”), PARDEE HOMES OF NEVADA, a Nevada corporation (“Pardee Nevada”), THE QUADRANT CORPORATION, a Washington corporation (“Quadrant”), TRENDMAKER HOMES, INC., a Texas corporation (“Trendmaker”), WINCHESTER HOMES INC., a Delaware corporation (“Winchester,” and, together with TRI Pointe Homes, TRI Pointe Holdings, Maracay 91, Maracay Homes, Pardee Homes, Pardee Nevada, Quadrant and Trendmaker, the “Guarantors”), each consents to the foregoing Modification Agreement and reaffirms the full force and effectiveness of that certain Amended and Restated Guaranty dated as of July 7, 2015, executed by such Guarantor in favor of Administrative Agent and the Lenders (collectively, the “Guaranty”). Each Guarantor agrees that the obligations of Borrower guaranteed under the Guaranty include, without limitation, the obligation of Borrower to repay the Loan, as such Loan has been modified pursuant to the terms of the foregoing Modification Agreement. In addition, each Guarantor acknowledges that its obligations under the Guaranty are separate and distinct from those of Borrower on the Loan, and that such Guarantor has no claims, offsets or defenses with respect to its obligations under the Guaranty.

GUARANTOR:
TRI POINTE HOMES, INC.
TRI POINTE HOLDINGS, INC.
MARACAY 91, L.L.C.
MARACAY HOMES, L.L.C.
PARDEE HOMES
PARDEE HOMES OF NEVADA
THE QUADRANT CORPORATION
TREND MAKER HOMES, INC.
WINCHESTER HOMES INC,

By:________________________________
Name: Michael D. Grubbs
Title: Chief Financial Officer

NAI-1502709730v5	C-1